Texas Pacific Land Corporation 8-K

Exhibit 99.1

Delaware Supreme Court Affirms Ruling in Favor of Texas Pacific Land Corporation on Litigation Related to Stockholders’ Agreement

DALLAS – February 27, 2024 – Texas Pacific Land Corporation (NYSE: TPL) (“TPL” or the “Company”) announced today that the Delaware Supreme Court (the “Supreme Court”) affirmed the December 1, 2023 ruling of the Delaware Court of Chancery (the “Court of Chancery”) in favor of TPL in the litigation between the Company and Horizon Kinetics LLC, Horizon Kinetics Asset Management LLC, SoftVest Advisors, LLC and SoftVest, L.P. (collectively, the “Investor Group”), in Horizon Kinetics, LLC, et al. v. Texas Pacific Land Corporation, (C.A. No. 478, 2023) (Del.).

As previously disclosed, on December 1, 2023, the Court of Chancery issued a post-trial decision ruling in favor of the Company. Specifically, the Court of Chancery ruled that under the terms of the June 2020 Stockholders’ Agreement between the Company and the Investor Group, at the Company’s 2022 annual meeting of stockholders, the Investor Group should have voted with the Board’s recommendation on Proposal 4, the Company’s proposal to increase the number of authorized shares of common stock, which has been deemed approved by stockholders. On February 26, 2024, the Supreme Court affirmed the Court of Chancery’s post-trial decision and final judgment in favor of the Company.

About Texas Pacific Land Corporation

Texas Pacific Land Corporation (NYSE: TPL) is one of the largest landowners in the State of Texas with approximately 868,000 acres of land in West Texas, with the majority of its ownership concentrated in the Permian Basin. The Company is not an oil and gas producer, but its surface and royalty ownership allow revenue generation through the entire value chain of oil and gas development, including through fixed fee payments for use of our land, revenue for sales of materials (caliche) used in the construction of infrastructure, providing sourced water and treated produced water, revenue from our oil and gas royalty interests, and revenues related to saltwater disposal on our land. The Company also generates revenue from pipeline, power line and utility easements, commercial leases, and temporary permits related to a variety of land uses including midstream infrastructure projects and hydrocarbon processing facilities.

TPL Investor Relations

IR@texaspacific.com

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